UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

Virgin Mobile USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33735	20-8826316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 Independence Boulevard Warren, NJ	07059
(Address of principal executive offices)	(Zip Code)

(908) 607-4000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2008, Virgin Mobile USA, Inc. (the “Company”) entered into a voting agreement with SK Telecom USA, Inc. (“SK Telecom”). On December 9, 2008, the Company entered into additional, separate agreements with each of Corvina Holdings Limited, an affiliate of the Virgin Group (the “Virgin Group”) and Sprint Ventures, Inc., an affiliate of Sprint Nextel Corporation (“Sprint Nextel” and each of the Virgin Group, Sprint Nextel and SK Telecom, a “Controlling Stockholder”). Under the terms of the respective agreements, each Controlling Stockholder has agreed to vote its shares of the Company’s capital stock in favor of a proposal to increase the shares reserved for issuance under the Company’s 2007 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) at a special meeting of Company stockholders. Sprint Nextel has agreed to vote its Class B common stock in favor of the proposal so long as it continues to be recommended by the majority of independent directors of the Company at the time of the special meeting. The Virgin Group has agreed to vote its stock in favor of the proposal so long as it continues to be approved by the majority of the full Board of Directors of the Company at the time of the special meeting. These votes will be counted to satisfy the approval requirements of the New York Stock Exchange.

As of December 9, 2008, taking into account the conversion of SK Telecom’s interest in Virgin Mobile USA, L.P. (the “Operating Partnership”) into Class A common stock of the Company as described in Item 8.01 of the Company’s Current Report on Form 8-K filed on December 5, 2008, the Controlling Stockholders collectively represented approximately 60% of the voting power of the Company’s capital stock.

The voting agreements between the Company and the Virgin Group, Sprint Nextel and SK Telecom are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Voting Agreement between Virgin Mobile USA, Inc. and Corvina Holdings Limited, dated as of December 9, 2008

10.2	Voting Agreement between Virgin Mobile USA, Inc. and Sprint Ventures, Inc., dated as of December 9, 2008

10.3	Voting Agreement between Virgin Mobile USA, Inc. and SK Telecom USA, Inc., dated as of December 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virgin Mobile USA, Inc.

Date: December 11, 2008	/s/ Peter Lurie
Name: Peter Lurie
Title: General Counsel

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